Exhibit 5.2

14 December 2018

Weatherford International Ltd. 2000 St. James Place Houston, Texas 77056 U.S.A.	Matter No.:359524 Doc Ref: 13894751 1 441 2797804 edward.rance@conyersdill.com

Dear Sirs

Weatherford International Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company, a Bermuda exempted company, in connection with the registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 14 December 2018 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) including the prospectus dated 14 December 2018 (the “Prospectus”) relating to the offer by Weatherford International, LLC of an aggregate principal amount of US$600,000,000 of 9.875% senior notes due 2025 guaranteed by the Company and Weatherford International plc (“Weatherford Ireland”) (the “New Notes”), which New Notes are being offered to the holders of the Weatherford International, LLC’s currently issued but unregistered 9.875% senior notes due 2025 in exchange therefor.

For the purposes of giving this opinion, we have examined electronic copies of the following documents:

(i)                                     the Registration Statement (including the Prospectus);

(ii)                                  the indenture among the Company, Weatherford International, LLC, Weatherford Ireland, and Deutsche Bank Trust Company Americas as trustee (the “Trustee”) dated as of 18 June 2007 (the “Original Indenture”);

(iii)                              the sixth supplemental indenture to the Indenture among the Company, Weatherford International, LLC, Weatherford Ireland, and the Trustee dated as of 28 February 2018 (the “Sixth Supplemental Indenture”, and together with the Original Indenture, the “Indenture”); and

(iv)                              the form of the New Notes annexed to the Sixth Supplemental Indenture, as notated by the Company as guarantor.

The documents listed in items (ii) through (iv) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 13 December 2018, extracts of minutes of meetings of the board of directors of the Company (the “Board”) held on 30 May 2007 and 4 February 2018 (collectively, the “Resolutions”), each certified by the Secretary of the Company on 13 December 2018, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents, (d) the due execution and delivery of the Indenture by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby, (e) the due execution and delivery of the New Notes by each of the parties thereto, (f) the due authentication of the New Notes by the Trustee, (g) the accuracy and completeness of all factual representations made in the Registration Statement, the Documents and other documents reviewed by us, (h) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (i) that the Company is entering into the Documents pursuant to its business of acting as a holding company, (j) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (k) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents in accordance with their respective terms, (l) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Indenture to the jurisdiction of any federal or state court located in the Borough of Manhattan in the City of New York, New York, (m) that none of the parties to the Documents carries on business from premises in Bermuda at which it employs staff and pays salaries and other expenses, (n) at the time of issue of the New Notes, the Bermuda Monetary Authority will not have revoked or amended its general permissions dated 1 June 2005, (o) that no New Notes will be issued or transferred to persons deemed resident of Bermuda for exchange control purposes, and (p) that on the date of entering into the Documents, the Company is and after entering into the Documents will be able to pay its liabilities as they become due.

The obligations of the Company in connection with the New Notes, the Indenture and any indenture or other agreement or document relating thereto (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, and (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the New Notes and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.                                      The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority, or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.                                      The Company has taken all corporate action required to authorize its execution, delivery and performance of the Documents.

3.                                      Upon the due execution, delivery and issuance of the New Notes and payment of the consideration therefor in accordance with the Indenture and as contemplated by the Registration Statement, such New Notes will constitute valid, binding and enforceable obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

Conyers Dill & Pearman Limited